UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 29, 2014

Frontier Communications Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-11001	06-0619596
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (203) 614-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 29, 2014, Frontier Communications Corporation (the "Company") entered into a new $1.9 billion bridge term loan credit facility (the "Bridge Credit Facility").  The terms of the Bridge Credit Facility are set forth in the Bridge Credit Agreement, dated as of January 29, 2014, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the "Bridge Credit Agreement").  The Bridge Credit Facility will be available only to finance the transactions related and pursuant to the Stock Purchase Agreement dated December 16, 2013 between AT&T, Inc. and the Company (the "Acquisition") and to pay related fees and expenses.  Any funding under the Bridge Credit Facility will occur substantially concurrently with the consummation of the Acquisition, subject to customary closing conditions (the "Funding Date").  Initial loans under the Bridge Credit Facility made on the Funding Date (the "Initial Loans") will mature on the first anniversary of the Funding Date.  The Initial Loans will bear interest at a rate equal to adjusted LIBOR plus a margin specified in the Bridge Credit Agreement.

The Bridge Credit Facility contains customary events of default and covenants.  The description of the Bridge Credit Facility is qualified in its entirety by the Bridge Credit Agreement which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(d)       Exhibits

10.1	Bridge Credit Agreement, dated as of January 29, 2014, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION
(Registrant)

Date: January 30, 2014	/s/ David G. Schwartz
Name: David G. Schwartz Title: Vice President, Corporate Counsel and Assistant Secretary

Exhibits

Exhibit Number	Description of Exhibit
10.1	Bridge Credit Agreement, dated as of January 29, 2014, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.